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                                                                 EXHIBIT 10.11

                             EMPLOYMENT AGREEMENT

     THIS AGREEMENT dated as of December 19, 1997, between NATIONAL TECHTEAM, INC., a Delaware corporation, whose address is 835 Mason Avenue, Dearborn, Michigan 48124 (the "Company"), and HARRY A. LEWIS ("Executive"), an individual residing at 3453 Slatterly Road, Attica, Michigan 48412.

                                 WITNESSETH:

     1. EMPLOYMENT AND DUTIES. The Company hereby employs and the Executive hereby agrees to serve the Company as its President and Chief Operating Officer for the period hereinafter defined. Executive agrees to perform such services as shall from time to time be assigned to him by the Company's Chief Executive Officer ("CEO") and its Board of Directors and, in the absence of such assignment, such services as are reasonably necessary to the successful operation of the Company and any subsidiaries that it may from time to time own. In the performance of his duties, Executive shall report to and be under the direction of the CEO and the Board of Directors. Executive agrees to devote substantially all his time and attention during the Company's normal working hours and his best efforts and ability to the affairs of the Company and any such subsidiaries and shall not engage in other activities which interfere with the proper discharge of his duties or which compete with the interests of the Company, provided that Executive may devote reasonable time to serving as a director or member of charitable, religious or business organizations so long as the same do not result in a conflict of interest with the interests of the Company.

     2. TERM. The term of this Agreement shall be for one year commencing on January 2, 1998. It shall be automatically renewed annually for successive one year periods unless either party provides 30 advance written notice of the intention not to so renew. Continuance of employment is not required by this Agreement nor it is a condition to this Agreement.

     3. COMPENSATION. As compensation for his services hereunder, the Company shall initially pay Executive an annual salary of $200,000, payable in appropriate installments to conform with regular payroll dates for salaried personnel of the Company. Such salary may be increased (but not decreased) by the Board of Directors at any time.

     4. STOCK OPTIONS. Subject to approval by the Company's Compensation Committee of the Board of Directors, Executive shall receive options to purchase up to 100,000 shares of the Company's common stock under the Company's 1990 Nonqualified Stock Option Plan. The exercise price, terms, limitations and restrictions applicable to such options shall be as set forth in a separate stock option agreement substantially in the form attached hereto as Exhibit 1, to be entered into between the parties in the event of the approval thereof by the Board of Directors.